HERITAGE AUCTIONS

L3052

REF #: 50057-3052 Invoice #: 11564915 OLR

Date: 7/21/2022

2022 July 21 - 23 Summer Sports Catalog Auction (50057)

Client #: 4724704-22-51

4847446210 (W)
ACQS+RSEMarkets@Rallyrd.com

Bidder #: 3052

Terms: Due Aug 4, 2022

RSE Market LLC
71 Southgate Blvd
New Castle, DE 19720-2069

Direct Customer Service
Toll-Free: 1-866-835-3243

Lots: 1 Items: 1

Invoice Summary

	Hammer Price	Buyer Premium	Total
Sale Sub Total	$4,200.00	$840.00	$5,040.00
*Service and Handling			$44.61
Invoice Total			$5,084.61
		Total Due	$5,084.61

Make all checks payable to Heritage Auctions and mail to: Attn: Accounts Receivable
PO Box 619999, Dallas, TX 75261-6199
Please include the underlined information with your payment.
If you pay by check, your check may be converted to an electronic funds transfer from your account.

Please detach and return with your payment

HERITAGE AUCTIONS

Client #: 4724704
RSE Market LLC
71 Southgate Blvd
New Castle, DE 19720-2069

Remittance Slip:

REF #:	50057-3052
Invoice #:	11564915
Amount Due:	$5,084.61
Due Date:	Aug 4, 2022
Payment Amount:	

Thank you for your participation.

Heritage Auctions

2022 July 21 - 23 Summer Sports Catalog Auction (50057)

L3052

Customer: 4724704-22-51
RSE Market LLC

REF #: 50057-3052

Invoice #: A11564915
Bidder#: 3052

Lot #	Qty	Lot Description	Hammer Price	Buyer Premium	Total
51349	1	1935 Gum Inc. Mickey Mouse Unopened Wax Pack PSA	4,200.00	840.00	5,040.00
		SubTotal	$4,200	$840.00	$5,040.00
		Session 1 Subtotal		4,200.00	
		Buyer's Premium		840.00	
		Subtotal		$5,040.00	$5,040.00

Sale Subtotal	4,200.00	
Buyer's Premium	840.00	
*Service and Handling	44.61	
Invoice Total	**$5,084.61**	**$5,084.61**
Total Due		**$5,084.61**

*This is our charge for Shipping, Handling and Risk Of Loss. Certain packages, especially international, may cost more to ship. You will be contacted if there are additional costs.

Payments by credit card (Visa, Mastercard, Discover) are subject to a 2.5% surcharge. This fee only applies to credit transactions and does not exceed Heritage's cost of processing.

Your item(s) will be shipped (or released for third party shipping) after verification of good funds. There will be a 5 business day wait for checks, unless you have established credit with Heritage (no wait for bank wire). Please allow 7-14 days for shipping.

NEW For faster shipping send a bank wire: Wells Fargo Bank, 420 Montgomery Street, San Francisco, CA 94104-1207
ABA #: 121000248 Account Name: Heritage Vintage Sports Auctions, Inc., Account #: 4615041886 / SWIFT Code: WFBIUS6S
Include with wire: Originator to Beneficiary Information: C#4724704, REF #50057-3052, Invoice #11564915
Please e-mail your wire confirmation to Credit@HA.com to ensure prompt application to your invoice.
Bank information is only presented for wire transfer and ACH payments.
Make checks payable to Heritage Auctions and mail to: PO Box 619999, Dallas TX 75261-6199. Include your invoice number and account number.

I have read and agree to the Auction Terms and Conditions as they appear in the catalog.

*Merchandise Received: X*______________________________
Notice: Title to the lots described above shall not pass to purchaser until the Invoice amount is paid in full.

Thank you for your participation.